EX-99.CODE ETH


                           ASA DEBT ARBITRAGE FUND LLC
                           ASA HEDGED EQUITY FUND LLC
                          ASA MANAGED FUTURES FUND LLC
                       ASA MARKET NEUTRAL EQUITY FUND LLC

                               CODE OF ETHICS FOR
                                 SENIOR OFFICERS

The Board of Directors (the "Board") of each of ASA DEBT ARBITRAGE FUND LLC ASA HEDGED EQUITY FUND LLC ASA MANAGED FUTURES FUND LLC ASA MARKET NEUTRAL EQUITY FUND LLC (the "Funds") has adopted this Code of Ethics (the "Code") for the Funds' Senior Officers (collectively, the "Officers") to guide and remind the Officers of their responsibilities to the Funds, other officers, shareholders of the Funds, and governmental authorities. Officers are expected to act in accordance with the guidance and standards set forth in this Code.

For the purposes of this Code, the Funds' Senior Officers shall include: the Chief Executive Officer; the Chief Financial Officer; the Principal Accounting Officer; the Controller; and any persons performing similar functions on behalf of the Funds, regardless of whether such persons are employed by the Funds or a third party.

This Code is intended to serve as the code of ethics described in Section 406 of The Sarbanes-Oxley Act of 2002 and Form N-CSR. To the extent that an Officer is subject to the Funds' code of ethics adopted pursuant to Rule 17j-1 of the Investment Company Act of 1940, as amended (the "Rule 17j-1 Code"), this Code is intended to supplement and be interpreted in the context of the Rule 17j-1 Code. This Code also should be interpreted in the context of all applicable laws, regulations, each Fund's Certificate of Formation and Operating Agreement, and all other governance and disclosure policies and documents adopted by the Board. All Officers must become familiar and fully comply with this Code. Because this Code cannot and does not cover every applicable law or provide answers to all questions that might arise, all Officers are expected to use common sense about what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The purpose of this Code is to set standards for the Officers that are reasonably designed to deter wrongdoing and are necessary to promote:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submits to, the Securities and Exchange Commission (the "SEC") and in any other public communications by the Funds;

         o compliance with applicable governmental laws, rules and regulations;

         o the prompt internal reporting of violations of the Code to the appropriate persons as set forth in the Code; and

         o     accountability for adherence to the Code.

1.       HONEST AND ETHICAL CONDUCT

a.       HONESTY, DILIGENCE AND PROFESSIONAL RESPONSIBILITY

Officers are expected to observe both the form and the spirit of the ethical principles contained in this Code. Officers must perform their duties and responsibilities for the Funds:

         o with honesty, diligence, and a commitment to professional and ethical responsibility;

         o     carefully, thoroughly and in a timely manner; and

         o in conformity with applicable professional and technical standards.

Officers who are certified public accountants are expected carry out their duties and responsibilities in a manner consistent with the principles governing the accounting profession, including any guidelines or principles issued by the Public Company Accounting Oversight Board or the American Institute of Certified Public Accountants from time to time.

b.       OBJECTIVITY / AVOIDANCE OF UNDISCLOSED CONFLICTS OF INTEREST

Officers are expected to maintain objectivity and avoid undisclosed conflicts of interest. In the performance of their duties and responsibilities for the Funds, Officers must not subordinate their judgment to personal gain and advantage, or be unduly influenced by their own interests or by the interests of others. Officers must avoid participation in any activity or relationship that constitutes a conflict of interest unless that conflict has been completely disclosed to affected parties. Further, Officers should avoid participation in any activity or relationship that could create the appearance of a conflict of interest.

A conflict of interest would generally arise if an Officer directly or indirectly participated in any investment, interest, association, activity or relationship that may impair or appear to impair the Officer's objectivity.

Any Officer who may be involved in a situation or activity that might be a conflict of interest or give the appearance of a conflict of interest should consider reporting such situation or activity using the reporting procedures set forth in Section 4 (Reporting of Illegal or Unethical Behavior) of this Code.

The Audit Committee of the Board (the "Audit Committee") will not be responsible for monitoring or enforcing this conflict of interest policy, but rather each Officer is responsible for self-compliance with this conflict of interest policy.

c.       PREPARATION OF FINANCIAL STATEMENTS

Officers must not knowingly make any misrepresentations regarding the Funds' financial statements or any facts in the preparation of the Funds' financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Funds' financial statements. This section is intended to prohibit:

         o making, or permitting or directing another to make, materially false or misleading entries in the Funds' financial statements or records;

         o failing to correct the Funds' financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

         o signing, or permitting or directing another to sign, a document containing materially false or misleading financial information.

Officers must be scrupulous in their application of generally accepted accounting principles. No Officer may (i) express an opinion or state affirmatively that the financial statements or other financial data of the Funds are presented in conformity with generally accepted accounting principles, or
(ii) state that he is not aware of any material modifications that should be made to such statements or data in order for them to be in conformity with generally accepted accounting principles, if such statements or data contain any departure from generally accepted accounting principles then in effect in the United States.

Officers must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information. If an Officer prepares financial statements, records or related information for purposes of reporting to such bodies, commissions or regulatory agencies, the Officer must follow the requirements of such organizations in addition to generally accepted accounting principles.

If an Officer and his or her supervisor have a disagreement or dispute relating to the preparation of financial statements or the recording of transactions, the Officer should take the following steps to ensure that the situation does not constitute an impermissible subordination of judgment:

         o The Officer should consider whether (i) the entry or the failure to record a transaction in the records, or (ii) the financial statement presentation or the nature or omission of disclosure in the financial statements, as proposed by the supervisor, represents the use of an acceptable alternative and does not materially misrepresent the facts or result in an omission of a material fact. If, after appropriate research or consultation, the Officer concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Officer need do nothing further.

         o If the Officer concludes that the financial statements or records could be materially misstated as a result of the supervisor's determination, the Officer should follow the reporting procedures set forth in Section 4 (Reporting of Illegal or Unethical Behavior) of this Code.

d.       OBLIGATIONS TO THE INDEPENDENT AUDITOR OF THE FUNDS

In dealing with the Funds' independent auditor, Officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Funds' independent auditor.

Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Funds' independent auditor in the performance of an audit of the Funds' financial statements for the purpose of rendering such financial statements materially misleading.

2.       FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is the Funds' policy to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submits to, the SEC and in any other public communications by the Funds. The Funds will design and implement Disclosure Controls and Procedures to carry out this policy.

Officers are expected to use their best efforts to promote, facilitate, and prepare full, fair, accurate, timely, and understandable disclosure in all reports and documents that the Funds file with, or submit to, the SEC and in any other public communications by the Funds.

Officers must review the Funds' Disclosure Controls and Procedures to ensure they are aware of and carry out their duties and responsibilities in accordance with the Disclosure Controls and Procedures and the public reporting obligations of the Funds. Officers are responsible for monitoring the integrity and effectiveness of the Funds' Disclosure Controls and Procedures.

3.       COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Officers are expected to know, respect and comply with all laws, rules and regulations applicable to the conduct of the Funds' business. If an Officer is in doubt about the legality or propriety of an action, business practice or policy, the Officer should seek advice from the Officer's supervisor or the Funds' legal counsel.

In the performance of their work, Officers must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Funds.

Officers are expected to promote the Funds' compliance with applicable laws, rules and regulations. To promote such compliance, Officers may establish and maintain mechanisms to educate employees carrying out the finance and compliance functions of the Funds about any applicable laws, rules or regulations that affect the operation of the finance and compliance functions and the Funds generally.

4.       REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Officers should promptly report any conduct or actions by an Officer that do not comply with the law or with this Code. Officers and the Funds shall adhere to the following reporting procedures:

         o Any Officer who questions whether a situation, activity or practice is acceptable must immediately report such practice to the Chief Executive Officer of the Funds (or to an Officer who is the functional equivalent of this position) or to the Funds' legal counsel. The person receiving the report shall consider the matter and respond to the Officer within a reasonable amount of time.

         o If the Officer is not satisfied with the response of the Chief Executive Officer or counsel, the Officer must report the matter to the Chairman of the Audit Committee. If the Chairman is unavailable, the Officer may report the matter to any other member of the Audit Committee. The person receiving the report shall consider the matter, refer it to the full Audit Committee if he or she deems appropriate, and respond to the Officer within a reasonable amount of time.

         o If, after receiving a response, the Officer concludes that appropriate action was not taken, he or she should consider any responsibility that may exist to communicate to third parties, such as regulatory authorities or the Fund's independent auditor. In this matter, the Officer may wish to consult with his or her own legal counsel.

         o The Audit Committee and the Funds will not be responsible for monitoring or enforcing this reporting of violations policy, but rather each Officer is responsible for self-compliance with this reporting of violations policy.

         o To the extent possible and as allowed by law, reports will be treated as confidential.

         o If the Audit Committee determines that an Officer violated this Code, failed to report a known or suspected violation of this Code, or provided intentionally false or malicious information in connection with an alleged violation of this Code, the Funds may take disciplinary action against any such Officer to the extent the Audit Committee deems appropriate. No Officer will be disciplined for reporting a concern in good faith.

         o The Funds and the Audit Committee will report violations of the law to the appropriate authorities.

5.       ACCOUNTABILITY AND APPLICABILITY

All Officers will be held accountable for adherence to this Code. On an annual basis, within 30 days of the beginning of each calendar year, each Officer shall certify in writing his or her receipt, familiarity and commitment to compliance with this Code, by signing the Acknowledgment Form (APPENDIX A to this Code).

6.       DISCLOSURE OF THIS CODE

This Code shall be disclosed by at least one of the following methods in the manner prescribed by the SEC, unless otherwise required by law:

         o     by filing a copy of the Code with the SEC;

         o     by posting the text of the Code on the Funds' website; or

         o by providing, without charge, a copy of the Code to any person upon request.

7.       WAIVERS

Any waiver of this Code, including an implicit waiver, that has been granted to an Officer, may be made only by the Board or a committee of the Board to which such responsibility has been delegated, and must be disclosed by the Funds in the manner prescribed by law and as set forth above in Section 6 (Disclosure of this Code).

8.       AMENDMENTS

This Code may be amended by the affirmative vote of a majority of the Board. Any amendment of this Code, must be disclosed by the Funds in the manner prescribed by law and as set forth above in Section 6 (Disclosure of this Code), unless such amendment is deemed to be technical, administrative, or otherwise non-substantive. Any amendments to this Code will be provided to the Officers.

Approved by the Board of Directors on October 10, 2003.

APPENDIX A

ASA DEBT ARBITRAGE FUND LLC
ASA HEDGED EQUITY FUND LLC
ASA MANAGED FUTURES FUND LLC
ASA MARKET NEUTRAL EQUITY FUND LLC


CERTIFICATION AND ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR
SENIOR OFFICERS

I acknowledge and certify that I have received a copy of the Funds' Code of Ethics for Senior Officers (the "Code"). I understand and agree that it is my responsibility to read and familiarize myself with the policies and procedures contained in the Code and to abide by those policies and procedures.

I acknowledge my commitment to comply with the Code.




------------------------------------    ----------------------------------------
Officer Name (Please Print)             Officer Signature


                                        ----------------------------------------
                                        Date